Exhibit 14.1

LCI Industries
Code of Ethics
Senior Financial Officers of the Company and its Subsidiaries

LCI Industries expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by the Company’s Guidelines for Business Conduct and other corporate policies and procedures adopted from time to time. The Chief Executive Officer, President, Chief Financial Officer, Controllers, and other key financial personnel of the Company and its subsidiaries as determined from time to time by the Chief Financial Officer and Chief Legal Officer of the Company (collectively, the “Financial Professionals”), have a special role to adhere to ethical conduct and integrity generally, and to promote accurate, fair and timely reporting of our Company’s financial results and condition and other information we release to the public market and include in reports we file with the Securities and Exchange Commission. Because of this special role, the Financial Professionals of the Company and its subsidiaries are bound by the following Code of Ethics, which supplements the Guidelines for Business Conduct and under which each agrees that in connection with the performance of their responsibilities to the Company he or she shall:

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, including disclosure to the Chairman of the Audit Committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

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Provide information within the scope of his or her duties in a manner which promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies, and in the Company’s other public communications.

•	Comply with all applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

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Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers and vendors obtained or created in connection with his or her activities, and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

•	Proactively promote and be an example of honest and ethical behavior.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

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Promptly report to the Chief Legal Officer and the Chairman of the Audit Committee any conduct that the individual believes to be, or would give rise to, a violation of any provision of the Company’s Guidelines for Business Conduct involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

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Promptly report to the Chief Legal Officer and the Chairman of the Audit Committee any conduct that the individual believes to be, or would give rise to, a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

All Financial Professionals are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent public accountant engaged in the performance of an audit or review of the financial statements of the Company for the purpose of rendering the financial statements of the Company misleading.

Violations of this Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or the Company.

If you believe that a violation of the Code of Ethics has occurred, please contact the Chairman of the Company’s Audit Committee by email at AuditChair@lci1.com. The Company has also adopted a Whistleblower Policy to establish policies and procedures for the reporting of complaints by employees and other stakeholders of the Company, on a confidential and anonymous basis, regarding questionable accounting or auditing matters, internal controls, illegal practices, or violations of adopted policies of the Company. The Whistleblower Policy and procedure for complaints can be found on the Company’s website at www.lci1.com/investors under Our Corporate Governance - Governance Documents - Whistleblower Policy. It is against the Company’s policy to retaliate against any employee for the good faith reporting of violations of this Code.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or substantive amendment shall be disclosed promptly as required by law or SEC regulations.